Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tenet Healthcare Corporation:

We consent to the incorporation by reference in Tenet Healthcare Corporation’s registration statements on Form S-3 (Nos. 33-57801, 33-55285, 333-24955, 333-21867 and 333-26621), registration statement on Form S-4 (No. 33-57485) and registration statements on Form S-8 (Nos.  33-57375, 333-00709, 333-01183, 333-38299, 333-41903, 333-41476, 333-41478, 333-48482 and 333-74216) of our report dated February 26, 2007 except for notes 3, 4, 5, 6, 12, 13 and 14, which are as of February 25, 2008, with respect to the consolidated balance sheet of Tenet Healthcare Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006, and the consolidated financial statement schedule included in Part IV of the Company’s Annual Report on Form 10-K for the two-year period ended December 31, 2006.

As described in Note 2 to the consolidated financial statements, effective December 31, 2005, the Company changed its method of accounting for asset retirement obligations.

/s/ KPMG LLP

Dallas, Texas

February 25, 2008